EXHIBIT 99

Medizone Announces That Its AsepticSure(TM) Development Program is Reaching Objectives on Two Fronts

SAN FRANCISCO, June 15 /PRNewswire-FirstCall/ -- Early results from the second series of trials have demonstrated a 5 log reduction (99.999%) in Pseudomonas aeruginousa and a 4.4 log reduction (99.994%) in Methicillin Resistant Staph Aureus (MRSA). Both of these pathogens are of major concern to medical treatment facilities world wide with the spread of MRSA infection often being referred to as the "silent epidemic". The CDC reported (JAMA 2007) that MRSA alone is now associated with an estimated 19,000 deaths annually in the US. Dr. Michael E. Shannon, Medizone's Director of Medical Affairs commented, "Although the results from our first round of trials were very encouraging, introducing several procedural refinements in this second round resulted in levels of bactericidal action well above what was expected. Indeed, breaking through the 5 log barrier has led us to conclude that with a third technological development still to be introduced in this series of trials, the bactericidal ceiling for our system is now unclear, but well above what we ever expected. Needless to say, we are very excited over these findings and even more convinced that our new technologies will save hundreds of thousands of lives each year world wide. Add to the system's efficacy the fact that it will be safe, extremely cost effective and adaptable to virtually any situation anywhere, leads me to conclude that AsepticSure will have a global reach."

In parallel research recently conducted at BioZone Corporation, Medizone's engineering development partner, it was confirmed the AsepticSure(TM) hospital sterilization system can charge a room of 1,065 cubic feet to our target ozone level in less than 15 minutes, which is followed by the ozone decontamination phase. The same room can then be returned to a habitable standard (less than 0.02 ppm ozone) in 13 minutes using a separate ozone destruct technology. This confirms the start to finish time to complete the entire decontamination process can be achieved with minimal disturbance to normal hospital flow patterns. From a commercial viewpoint, the higher the "kill rate" in the shortest turn around time, the more favorably physicians and hospital administrators will view the system. Accordingly, Medizone now believes that the performance profile of its AsepticSure Sterilization System will exceed all the prerequisite requirements of affordability, practicability and unmatched efficacy, which will catapult it into the world market.

Medizone International, Inc. (Pink Sheets: MZEI - News), is a research and development company engaged in developing its' AsepticSure(TM) technology to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, schools and other critical infrastructure. If current trials continue to proceed successfully they will be followed by a hospital mock-up and then hospital beta testing of the production prototype. Initial sales are targeted to commence in the 4th quarter of this year.

This Press Release contains certain forward looking statements that involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.

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